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                                                                    EXHIBIT 12.2

                   CAPSTAR RADIO BROADCASTING PARTNERS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              UNAUDITED PRO FORMA

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
                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED           MARCH 31
                                                            DECEMBER 31,    --------------------
                                                                1996          1996        1997
                                                            ------------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense........................................    $ 44,341      $ 11,087    $ 11,087
  Implicit interest expense in rent.......................       1,505           376         463
                                                              --------      --------    --------
          Total fixed charges.............................    $ 45,846      $ 11,463    $ 11,550
Earnings:
  Earnings before provision for income taxes..............     (14,791)       (5,932)     (7,362)
  Fixed charges...........................................      45,846        11,463      11,550
                                                              --------      --------    --------
          Earnings, as defined............................      31,055         5,531       4,188
                                                              ========      ========    ========
Deficiency of earnings to fixed charges...................    $ 14,791      $  5,932    $  7,362
                                                              ========      ========    ========
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